UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2007
NiSource Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-16189

Delaware	35-2108964

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 East 86th Avenue
Merrillville, Indiana	46410

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (877) 647-5990
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 12, 2007, NiSource Corporate Services Company (“NCSC”), a direct subsidiary of NiSource Inc. (the “Company”), amended its Agreement for Business Process and Support Services (“Amended Outsourcing Agreement”) with International Business Machines Corporation (“IBM”).
The original Outsourcing Agreement was executed on June 20, 2005 and had an initial term of ten years and NCSC had the right to renew it for up to three additional one-year periods.
Under the Amended Outsourcing Agreement, NiSource will reassume responsibility for business support functions including human resource administration, payroll, accounts payable, supply chain (procurement), sales centers, and the majority of meter to cash operations (billing and collections). During 2007, NiSource had already begun to bring certain finance and accounting functions back within the company. These functions include general accounting, fixed assets, and budgeting. In the Customer Contact Centers, interim operational responsibility will be retained by IBM, although NiSource intends to pursue a direct arrangement with Vertex, which currently operates the contact center as a subcontractor for IBM. IBM will retain responsibility for information technology operations. Support functions returning to NiSource will be transitioned in a phased approach throughout 2008.
In August 2006, further implementation of certain information technology systems was delayed due to difficulties encountered with the first wave of new system implementations. The timeline for resuming other Transformation projects is still under consideration, including the evaluation of service providers to support future transformational project work.
These modifications will place NiSource in a position to more effectively manage its employee and administrative expenses, while ensuring delivery of services needed to meet the Company’s needs. The delay in the transformation projects and proposed restructuring of the relationship will mean that the cost savings expected under the original Outsourcing Agreement will not be achieved.
NCSC will continue to pay IBM for the amended services under a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for such services. Based on the currently projected usage of these services, the Company expects to pay approximately $700 million to IBM in service fees and project costs over the remaining 7.5 year term. Under the original agreement, the company expected to pay IBM approximately $1.6 billion in service fees and project costs over ten years.
NiSource will incur additional costs related to its Amended Outsourcing Agreement with IBM. These costs include:
•	An upfront cash payment of approximately $44 million which includes acquiring technology assets and payment for certain future services. Approximately $10 million of this amount will be recorded as an expense in the fourth quarter ended December 31, 2007; and

•	Estimated transition costs up to $10 million to transfer certain functional areas to NiSource.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit
Number	Description
99.1	Amended Outsourcing Agreement for Business Process and Support Services between NiSource Corporate Services Company, a direct subsidiary of NiSource Inc. and International Business Machines Corporation executed on December 12, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc. (Registrant)

Date: December 12, 2007	By:	/s/ Jeffrey W. Grossman Jeffrey W. Grossman
Vice President and Controller

Exhibit
Number	Description
99.1	Amended Outsourcing Agreement for Business Process and Support Services between NiSource Corporate Services Company, a direct subsidiary of NiSource Inc. and International Business Machines Corporation executed on December 12, 2007.